Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Prospectus (which is a part of the Registration Statement on Form S-3 dated November 4, 2014) of Sorrento Therapeutics, Inc. and Subsidiaries of our report dated April 1, 2014, with respect to the consolidated financial statements of Sorrento Therapeutics, Inc. and Subsidiaries, appearing in the Annual Report on Form 10-K of Sorrento Therapeutics, Inc. and Subsidiaries for the years ended December 31, 2013 and 2012, and for the period from January 25, 2006 (Inception) through December 31, 2013, and to the reference to us under the heading “Experts” in this Prospectus.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

November 4, 2014